Exhibit 4.3

DESCRIPTION OF SECURITIES

The following is a description of the capital stock of Duolingo, Inc. (the “Company,” “we,” “us,” and “our”) and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended from time to time, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties, and of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to the full text of our amended and restated certificate of incorporation, amended and restated bylaws, and amended and restated investors’ rights agreement.
Authorized Capital Stock
We have two classes of authorized common stock: Class A and Class B common stock.
Our amended and restated certificate of incorporation authorizes capital stock consisting of:
•2,000,000,000 shares of Class A common stock, $0.0001 par value per share;
•30,000,000 shares of Class B common stock, $0.0001 par value per share; and
•20,000,000 shares of preferred stock, $0.0001 par value per share.
Voting Rights
Each holder of our Class A common stock is entitled to one (1) vote per share, and each holder of our Class B common stock is entitled to twenty (20) votes per share, on all matters submitted to a vote of the stockholders. The holders of our Class A and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.
Dividend Rights
The holders of our Class A and Class B common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers further described in our amended and restated certificate of incorporation, including estate planning or charitable transfers where exclusive voting control with respect to the shares of Class B common stock is retained by the transferring holder, transfers from one Founder to the other Founder, and transfers to affiliates or certain other related entities of the transferring holder. We refer to Luis von Ahn and Severin Hacker, together, as our Founders and each, a Founder.
All outstanding shares of our Class B common stock will convert automatically into shares of our Class A common stock at 5:00 p.m. New York City time on a date fixed by our board of directors that is not less than 60 days nor more than 180 days following the date the aggregate number of shares of our Class B common stock then outstanding ceases to represent at least 5% of the aggregate number of all shares of our common stock then outstanding. In addition, each share of Class B common stock held by our Founders (or any of such Founders’ permitted transferees, other than the other Founder) will automatically convert into one share of Class A common stock at 5:00 p.m. New York City time on a date fixed by our board of directors that is not less than 60 nor more than 180 days following the death or disability of such Founder.
Once converted into Class A common stock, the Class B common stock may not be reissued.
Liquidation
In the event of our liquidation, dissolution, or winding up of the Company, holders of our Class A and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of the Corporation of whatever kind available for distribution to stockholders.
Rights and Preferences
Holders of our Class A and Class B common stock have no preemptive, conversion (except as noted above), or subscription rights, and there are no redemption or sinking fund provisions applicable to our Class A common stock or Class B common stock.
Fully Paid and Non-Assessable
All of the outstanding shares of our Class A and Class B common stock are fully paid and non-assessable.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control of our company or other corporate action. No shares of our preferred stock are issued and outstanding and we have no present plan to issue any shares of preferred stock.
Registration Rights
We and certain holders of our Class A common stock and convertible preferred stock are parties to the investors’ rights agreement, pursuant to which certain holders of our Class B common stock and Class A common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). The registration rights set forth in the investors’ rights agreement terminate upon the earlier to occur of (1) three years following the completion of our initial public offering, and (2) with respect to any particular stockholder, such earlier time after the completion of our initial public offering, at which (x) such stockholder can sell all of its Registrable Securities, as defined in the investors’ rights agreement, in compliance with Rule 144(b)(1), or (y) such stockholder holds 1% or less of our outstanding common stock and such stockholder is able to sell all of its Registrable Securities, without restriction pursuant to Rule 144 under the Securities Act during any three-month period. We will pay the registration expenses (other than any underwriting discounts and selling commissions) of the holders of the shares registered for sale pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders not to exceed $25,000. However, we will not be required to bear the expenses in connection with the exercise of the demand registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of securities to be registered, subject to specified exceptions. In an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
Certain holders of our Class B common stock are entitled to certain demand registration rights. At any time beginning six months after the completion of our initial public offering, the holders of at least 55% of these shares then outstanding can request that we register the offer and sale of their shares on a registration statement on Form S-1 if we are eligible to file a registration statement on Form S-1 so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $15.0 million. We are obligated to effect only two such registrations. If we determine that it would materially impede, delay or interfere with any material pending or proposed transaction or require disclosure of material non-public information that that, if disclosed, would be materially harmful to the company and its stockholders, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.
S-3 Registration Rights
Certain holders of our Class B common stock are entitled to certain Form S-3 registration rights. The holders of Registrable Securities may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated offering price (net of underwriting discounts and commissions) of at least $5.0 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. In addition, if we determine that it would be materially detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. Lastly, we will not be required to effect a demand registration on Form S-3 if we give notice to such stockholders of our bona fide intention to file a registration statement within 120 days of receipt of a request for registration by such stockholders.
Piggyback Registration Rights
If we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, certain holders our Class B common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations, which, in the case of an underwritten offering, will be in the sole discretion of the underwriters. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a demand registration described above, (2) a registration related solely to a company stock plan, (3) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (4) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, or (5) a registration in which the only common stock being registered is common stock issuable upon the conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
Anti-Takeover Provisions
The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following actions and transactions, among others, more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or

removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Dual Class Stock
Our amended and restated certificate of incorporation provides for a dual class common stock structure, which provides our Founders and certain other investors with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.
Special Stockholder Meetings
Our amended and restated bylaws provide that a special meeting of stockholders may only be called by an officer of our company pursuant to a resolution adopted by a majority of our board of directors then in office or the chairperson of our board of directors.
Stockholder Action by Written Consent
Our amended and restated certificate of incorporation provides that from and after the date holders of our Class B common stock represent less than 50% of the voting power of the outstanding shares of our capital stock, no action may be taken by our stockholders by written consent.
Requirements for Advance Notification of Stockholder Proposals and Nominations
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Classified Board; Election and Removal of Directors; Filling Vacancies
Our board of directors is divided into three classes, divided as nearly as equal in number as possible. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of the then outstanding capital stock will be able to elect all of our directors. Our amended and certificate of incorporation provide for the removal of any of our directors only for cause and require a stockholder vote by the holders of a majority of the voting power of the then outstanding capital stock. For more information on the classified board, see the section titled “Management-Classified Board of Directors.” Furthermore, our board of directors has the exclusive right to set the size of the board of directors, and any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies will be filled by the stockholders. This system of electing and removing directors and filling vacancies may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees, or agents and arising under the Securities Act. Nothing in our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.
If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a Foreign Action), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees, or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Amendment of Charter Provisions
Any amendment of the above provisions in our amended and restated certificate of incorporation would require approval by holders of at least 66 2/3% of the voting power of all of the then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the affirmative vote of holders of at least 80% of the shares of Class B common stock outstanding at the time of such vote, voting as a separate series, is required to amend or repeal, or adopt any provision of our amended and restated certificate of incorporation relating to the rights and preferences of our common stock.
Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and our amended and restated bylaws, among other things, limit our directors’ liability, and provide that we may indemnify our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. As authorized by the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that to the fullest extent permitted by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except for liability for any:
•transaction from which the director derives an improper personal benefit;
•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful redemption or repurchase of shares in violation of Delaware law; or
•breach of the director’s duty of loyalty to the corporation or its stockholders.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
The Delaware General Corporation Law provides that to the extent a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any generally indemnifiable action, suit, or proceeding, that such person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit, or proceeding. For any acts or omissions occurring after December 31, 2020, the officers referenced in the immediately preceding sentence could be more limited as a matter of Delaware law.
In addition, we have entered, and intend to continue to enter, into separate indemnification agreements with our directors and officers. Subject to certain exceptions, these indemnification agreements, among other things, require us to indemnify such directors and officers to the fullest extent permitted by Delaware law for certain expenses and against certain liabilities, including, among other things, attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably paid or incurred by such director or officer in any action, suit, or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at our request. Subject to certain exceptions, these indemnification agreements also require us to advance certain expenses (including attorneys’ fees and disbursements) actually and reasonably paid or incurred by such director and officer in advance of the final disposition of the action, suit or proceeding.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A and Class B common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “DUOL.”